                                                                      EXHIBIT 11


         A reconciliation of basic and diluted earnings per share for the three-month periods ending March 31 follows:


                                                                                       Three months ended
                                                                                            March 31,
                                                                                        2000            1999
                                                                                   --------------- --------------
       Net income                                                                  $    4,486,000  $    3,271,000
                                                                                    =============   =============

       Shares outstanding (Basic) (1)                                                  11,191,000      11,350,000
         Effect of dilutive securities - stock options                                     81,000         140,000
                                                                                    -------------   -------------
                Shares outstanding (Diluted)                                           11,272,000      11,490,000
                                                                                    =============   =============
       Earnings per share
         Basic                                                                     $          .40  $          .29
         Diluted                                                                              .40             .28


       (1) Shares outstanding have been adjusted for a 5% stock dividend in 1999